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HEWLETT-PACKARD COMPANY

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WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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[This filing contains: (i) a letter from former HP director Paul F. Miller, Jr. to the editors of WSJ.com; and (ii) a memo from the Wells Fargo Proxy Committee concerning its decision to vote against the proposed HP/Compaq merger.]

Letter From Paul Miller Jr. 14 year HP director and founder of major successful money management firm Miller Anderson and Sherrerd now part of Morgan Stanley

Guest Mar-9 11:23 am WSJ.com Editors unread

I am a former director of Hewlett-Packard....from 1984 to 1998. I chaired the Finance Committee of the Board, knew Bill and Dave and Walter Hewlett. The nasty fighting really pains me...it is so unlike the H-P I knew. I was not a part of hiring Ms. Fiorina. My impression from afar is that she is a wonderful “cheerleader” but I’m not quite sure of the substance. I have always thought very highly of Walter Hewlett. Both he and David Woodley Packard grew up with the company and when they became directors I was quite impressed with the depth of their knowledge and their continued efforts to further their understanding of the company’s businesses. Walter is a very serious-minded person, completely devoted to the HP Way that his father and Dave instilled in the company and a firm believer in the power of research to further the company’s future. HP has made some strategic errors along the way, particularly in not being an aggressive, early exploiter of the internet and in discounting the effectiveness of some key competitors, particularly Sun Microsystems. But they have also grown some extrordinarily profitable businesses around their imaging technologies. I believe Walter is correct in not wanting to dilute those businesses. I view the Compaq merger as primarily a cost-cutting move which may serve the bottom line well in the short-term but which is not a good long-term strategy. My professional career has been as an investment manager, having founded a successful firm in the 1960’s called Miller, Anderson & Sherrerd that is now part of Morgan Stanley. In all my directorships I had the reputation of being a shareholder advocate. It is from that vantage point that I will vote my stock against the merger.

Paul F. Miller, Jr.

Wells Fargo —

The Wells Fargo Proxy Committee met on March 11, 2002 and unanimously voted against the merger between Hewlett-Packard Co. and Compaq Computer Corp. Wells Fargo is a client of Institutional Shareholder Services (ISS). On March 5, 2002, ISS came out in support of H-P management regarding the merger with Compaq. A vote on the merger for H-P shareholders is scheduled for March 19, 2002. A vote on the merger for Compaq shareholders is scheduled for March 20, 2002. The ISS analysis of the merger was pretty balanced, with them giving the nod to voting for the merger assuming that H-P management can produce the “upside” financial scenario of integrating the two businesses over the long term. We respect the analysis of ISS; however, we rely on ISS’s expertise primarily in corporate governance issues. The Committee came up with a different conclusion in exercising their fiduciary responsibility to the H-P shareholders.

The Committee was concerned that, on the strategic front, the proposed merger would result in a significant erosion in the H-P portfolio mix, diluting out the attractive Imaging and Printing’s contribution to revenues, while increasing the role of the lower margin, commodity-based PC business. The Committee agreed that this would require a very optimistic financial outcome from improved efficiencies of integrating the two businesses through cost cutting and synergies of becoming an end-to-end and front-to-back technology provider, where big is better. H-P management (and Compaq for that matter) has no experience in pulling off a large merger, which increases the integration risks. Large tech mergers have been particularly prone to failure, as ISS admits. Without a track record and confidence in management’s ability to execute the merger plan, it is very difficult to support a merger where most everyone agrees that the product mix of the proposed company is inferior to what H-P has right now.

The Committee also unanimously agreed to vote against the merger on the Compaq proxy.

Wells Fargo Proxy Committee March 11, 2002